Exhibit (a)(1)(A)

                                -----------------

                               RADISYS CORPORATION

                                  STOCK OPTION
                                EXCHANGE PROGRAM
                             TENDER OFFER STATEMENT
                              ("OFFER TO EXCHANGE")

                                -----------------


                   THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS
                    EXPIRE AT 9:00 P.M., PACIFIC TIME (U.S.),
                               ON AUGUST 27, 2003,
                   UNLESS THE OFFER TO EXCHANGE IS EXTENDED BY
                               RADISYS CORPORATION

                                -----------------

                                  July 31, 2003

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[LOGO]

                               RADISYS CORPORATION

                                  STOCK OPTION
                                EXCHANGE PROGRAM
                             TENDER OFFER STATEMENT
                              ("OFFER TO EXCHANGE")

                                -----------------

      This offer to exchange and withdrawal rights expire at 9:00 p.m., Pacific Time (U.S.), on August 27, 2003, unless we extend the offer to exchange.

                                -----------------

      You may exchange your outstanding vested and unvested eligible options to purchase shares of RadiSys' common stock, no par value, granted under our 1995 Stock Incentive Plan or our 2001 Nonqualified Stock Option Plan, which we refer to collectively herein as our Incentive Plans, for new nonqualified stock options that we will grant under the 2001 Nonqualified Stock Option Plan. Eligible options for purposes of this offer to exchange consist of options that have been granted under the Incentive Plans with an exercise price of $20.00 per share or higher that are held by eligible employees.

      You are eligible to participate in the offer to exchange only if you are an employee of RadiSys or one of our subsidiaries and reside in Germany, Japan, the United Kingdom or the United States on July 31, 2003 and hold eligible options. In order to participate in the offer to exchange, you must remain continuously employed through the date exchanged options are cancelled and you must remain an employee through the date of the new option grant to receive the new options. Members of our board of directors and the vice-presidents and executive officers listed on Schedule A - Information Concerning the Directors, Vice-Presidents and Executive Officers of RadiSys Corporation attached hereto, as well as employees of RadiSys or one of our subsidiaries who reside in Israel or The Netherlands, are ineligible to participate in this offer to exchange.

      Exchanged options are any eligible options that you elect to exchange pursuant to the offer to exchange that are accepted by us for exchange. Subject to the terms of the exchange program and upon our acceptance of your properly tendered eligible options, the number of new options you receive will be based on the exercise price of such options, as follows:

                                                    Exchange Ratio
              Exercise Price                (Eligible Option : New Option)
               $20.00-34.99                            1.40 : 1
             $35.00 or higher                          2.00 : 1

      The exchange ratios were calculated based upon the closing price of shares of our common stock on July 30, 2003. The exercise price per share of the new options will be equal to the closing price of shares of our common stock as reported by the Nasdaq National Market on the date of grant.

      We will grant the new options on a date that is at least six months and one day after the date on which we cancel the eligible options accepted for exchange. We refer to this date as the new option grant date. We expect the new option grant date to be no earlier than March 1, 2004. Each new option will be subject to a new vesting schedule that will begin on the new option grant date.


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      Our common stock is traded on the Nasdaq National Market under the symbol
"RSYS." On July 30, 2003, the closing sale price of our common stock as reported by the Nasdaq National Market was $15.46 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your eligible options.

      See "Risks of Participating in the Offer to Exchange" beginning on page 10 for a discussion of risks that you should consider before tendering your eligible options.

                                    IMPORTANT

      The information in this overview is not complete. You should carefully read this entire Offer to Exchange, the Stock Option Exchange Program Overview, the Stock Option Exchange Program Frequently Asked Questions and the Election Agreement, which we collectively refer to as the exchange program documents. The offer to exchange is made subject to the terms and conditions of these documents as they may be amended. Additional important information is contained in the remainder of this Offer to Exchange and the other exchange program documents.

      The offer to exchange ends at 9:00 p.m., Pacific Time (U.S.), on August 27, 2003, unless we extend the offer to exchange. We refer to this date and time as the "Expiration Date." If we extend the offer to exchange, the term Expiration Date will refer to the time and date at which the extended offer to exchange expires.

      Manner of Election

      If you wish to exchange your eligible options, your properly completed election agreement ("Election Agreement") must be RECEIVED in accordance with the instructions in this Offer to Exchange by no later than the Expiration Date.

      In order to make your election, you will need to access the Mellon Investor Services' web site (web site address: www.corporate-action.net/RadiSys). RadiSys has engaged Mellon to assist it in administering the stock option exchange program. In order to access the web site, you will need a Personal Identification Number ("PIN"). All RadiSys employees (except those on inactive status or in Japan) are receiving a PIN at their RadiSys e-mail address. Employees who are on inactive status (such as a leave of absence) are receiving their PIN by mail with the exchange program documents. Radisys employees who reside in Germany will be making their election on a paper Election Agreement; however, Radisys employees who reside in Germany will be receiving a PIN so that they can access the Mellon Investor Services' web site. RadiSys employees who reside in Japan will be making their election on a paper Election Agreement and are not receiving a PIN. Employees who do not have eligible options will have access to the Mellon web site; however, their stock options will be displayed as ineligible to exchange.

      We have different election processes depending on the country where you are employed and reside.

      If you reside and are employed in the United Kingdom or the United States and receive a PIN via e-mail, you should elect online, with no paper submission necessary.

      If you reside and are employed in Germany or Japan, you must return a signed copy of your Election Agreement to Mellon. If you do not have access to a fax machine, you may use the mailing address below. However, please allow sufficient time for any mailed documents to arrive.

By Facsimile:               By Mail:                   By Overnight Courier:
201-329-8456      Mellon Investor Services LLC      Mellon Investor Services LLC
                   Attn: Reorganization Dept.        Attn: Reorganization Dept.
                         P.O. Box 3301                   85 Challenger Road
                   South Hackensack, NJ 07606            Mail Drop - Reorg
                                                     Ridgefield Park, NJ 07660-

      If you are on inactive status (such as leave of absence), you may make your election either online or by returning a signed copy of your Election Agreement to Mellon.


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      In order for your election to be valid, your Election Agreement must be
RECEIVED by Mellon in accordance with these instructions by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003, unless extended by RadiSys.

      Withdrawal of Election

      To withdraw the eligible options that you previously elected to exchange, if you reside and are employed in the United Kingdom or the United States, you must log on to the Mellon web site at www.corporate-action.net/RadiSys and follow the instructions on the web site. Please note that if you log back into the web site and click any boxes, your previous election may not change and, accordingly, you should follow all of the instructions to ensure your election is completed. If you reside and are employed in Germany or Japan, or if you are on inactive status (such as leave of absence) and do not have access to the Internet, you must submit a correctly completed new Election Agreement by fax or mail as discussed above.

      In order to withdraw your eligible options previously elected for exchange, your election to withdraw must be RECEIVED by Mellon in accordance with these instructions by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003. If we extend the offer to exchange beyond that time, you may withdraw your eligible options at any time until the extended Expiration Date.

      Neither the Securities and Exchange Commission nor any state securities commission or non-U.S. regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is a criminal offense.

      You should direct questions about the offer to exchange or requests for additional copies of this Offer to Exchange and the other exchange program documents to a customer service representative at Mellon Investor Services, Monday through Friday between the hours of 5:00 a.m. and 4:00 p.m., Pacific Time (U.S.), telephone number 888-256-2709 from within the U.S. and 201-329-8905 from outside the U.S., or by writing to Mellon Investor Services LLC, Attn:
Reorganization Department, P.O. Box 3301, South Hackensack, NJ 07606.

                     Offer to Exchange dated July 31, 2003.

      You should rely only on the information contained in this Offer to Exchange and the other exchange program documents. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the Offer to Exchange to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate.


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                                TABLE OF CONTENTS

SUMMARY TERM SHEET.............................................................1

RISKS OF PARTICIPATING IN THE OFFER TO EXCHANGE...............................10

THE OFFER TO EXCHANGE.........................................................12

          1. Eligibility......................................................12

          2. Number of options; Expiration Date...............................12

          3. Purpose of the offer to exchange.................................13

          4. Procedures for electing to exchange options......................14

          5. Withdrawal rights................................................16

          6. Acceptance of options for exchange and issuance of new options...17

          7. Conditions of the offer to exchange..............................18

          8. Price range of shares underlying the options.....................20

          9. Source and amount of consideration; terms of new options.........20

          10. Information concerning RadiSys..................................24

          11. Interests of directors and officers; transactions and
              arrangements concerning the options.............................24

          12. Status of options acquired by us in the offer to exchange;
              accounting consequences of the offer to exchange................26

          13. Legal matters; regulatory approvals.............................26

          14. Material U.S. federal income tax consequences; material
              non-U.S. tax consequences.......................................26

          15. Extension of offer; termination; amendment......................27

          16. Fees and expenses...............................................28

          17. Additional information..........................................28

          18. Financial information...........................................29

          19. Factors that may affect future results..........................30

          20. Miscellaneous...................................................32

SCHEDULE A    INFORMATION CONCERNING THE DIRECTORS, VICE-PRESIDENTS AND
              EXECUTIVE OFFICERS OF RADISYS CORPORATION......................A-1

SCHEDULE B    GUIDE TO INTERNATIONAL ISSUES..................................B-1


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                               SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about the offer to exchange. You should carefully read this entire Offer to Exchange, the Stock Option Exchange Program Overview, the Stock Option Exchange Program Frequently Asked Questions and the Election Agreement. The offer to exchange is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other exchange program documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Q1.   What is the offer to exchange?

A1. The offer to exchange is a voluntary opportunity for eligible option holders to exchange vested and unvested eligible options for new options covering a smaller number of shares following a six month and one day waiting period. Eligible options are options granted under our Incentive Plans with an exercise price of $20.00 per share or higher. Unless extended by us, the offer to exchange expires at 9:00 p.m., Pacific Time (U.S.), on August 27, 2003. We then intend to cancel the exchanged options no later than the first business day following the Expiration Date. The six month and one day waiting period will commence after the cancellation date. We expect to make the new grants on a date no earlier than March 1, 2004. The new options will have an exercise price equal to the closing price of shares of our common stock as reported by the Nasdaq National Market on the new option grant date. (See Sections 1 and 9)

Q2.   Why are we making the offer to exchange?

A2. Stock options are an important component of our reward strategy for employees. They allow you to share in any appreciation in our stock, facilitate a sense of ownership and align your interests and those of our stockholders. From our point of view, stock options help us to retain and motivate the talent we already have and encourage new recruits to the business. However, due to the sharp decline in our stock price, a substantial number of our stock options granted have exercise prices higher than the current trading price of our common stock (commonly referred to as "underwater" options). This offer to exchange is designed to provide our employees the opportunity to replace "underwater" options with options that will generally have an exercise price equal to the fair market value of the shares on the new option grant date (commonly referred to as "at-the-money" options) and that may have greater potential to increase in value over time. We believe this exchange will create better performance incentives for eligible employees and, as a result, maximize stockholder value. (See Section 3)

Q3.   What securities are we offering to exchange?

A3. We are offering to exchange all outstanding, unexercised, eligible options, regardless of whether they are vested or unvested, held by eligible employees. Eligible options for purposes of the offer to exchange consist of options that have been granted under the Incentive Plans with an exercise price of $20.00 per share or higher.

      In exchange for eligible options, we will grant new options covering a smaller number of shares under our 2001 Nonqualified Stock Option Plan following a six month and one day waiting period. If you elect to participate in the offer to exchange, then you must exchange all of your eligible options. (See Sections 2 and 9)

Q4.   Who is eligible to participate?

A4. You are eligible to participate in the offer to exchange if you are an employee of RadiSys or one of our subsidiaries, own eligible options and reside in Germany, Japan, the United Kingdom or the United States on July 31, 2003, and you remain an employee through the date we cancel the eligible options exchanged pursuant to the offer to exchange. We refer to the date we cancel the eligible options exchanged pursuant to the offer to exchange as the cancellation date. Members of our Board of Directors and the vice-presidents and executive officers listed on Schedule A - Information Concerning the Directors, Vice-Presidents and Executive Officers of RadiSys Corporation attached hereto, as well as employees of RadiSys or one of our subsidiaries who reside in Israel or The Netherlands, are ineligible to participate in the offer to exchange. (See
      Section 1)


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      To receive a new option, you must remain an employee of RadiSys or one of our subsidiaries through the date on which the new options are granted, which will be a date that is at least six months and one day after the cancellation date. We refer to this date as the new option grant date. If we do not extend the offer to exchange, we currently expect the new option grant date will be no earlier than March 1, 2004. (See Section 1)

Q5.   Are employees outside of the United States eligible to participate?

A5. Yes, in part. Employees of RadiSys or any of our subsidiaries on July 31, 2003 who are residents of Germany, Japan or the United Kingdom are eligible to participate, other than members of our Board of Directors and the vice-presidents and executive officers listed on Schedule A - Information Concerning the Directors, Vice-Presidents and Executive Officers of RadiSys Corporation. (See Section 1)

      However, employees of RadiSys or one of our subsidiaries who reside in Israel or The Netherlands are ineligible to participate in the offer to exchange.

      If you are a tax resident of, or subject to tax laws of, a country other than the United States, please be sure to read Schedule B - Guide to International Issues of this Offer to Exchange dealing with the applicable tax consequences of the exchange in certain countries. (See Section 14)

Q6. If you are on an approved leave of absence or go on an approved leave of absence before the offer to exchange expires, can you still exchange eligible options?

A6. Yes. If you are an eligible employee on an approved leave of absence or plan to go on an approved leave of absence for any reason before the Expiration Date, you may participate in this program and exchange your eligible options.

      You must be employed by RadiSys or one of our subsidiaries through the new option grant date in order to receive a new option. If you are on an approved leave of absence and still employed by RadiSys or one of our subsidiaries on the new option grant date, you will receive a new option.

Q7.   When does this offer to exchange end?

A7. This offer to exchange ends at 9:00 p.m., Pacific Time (U.S.), on August 27, 2003. We refer to this date and time as the Expiration Date, unless we extend the period during which the offer to exchange will remain open. If we extend the offer to exchange, the term Expiration Date will refer to the time and date at which the extended offer to exchange expires. If we extend the offer to exchange, we will issue a public announcement regarding the extension. (See Section 2)

Q8. How many new options will you receive in exchange for your eligible options that you elect to exchange?

A8. Subject to the terms of the exchange program and upon our acceptance of your properly tendered eligible options, the number of new options you receive will be based on the exercise price of such options, as follows:

                                                     Exchange Ratio
               Exercise Price                (Eligible Option : New Option)
                $20.00-34.99                            1.40 : 1
              $35.00 or higher                          2.00 : 1

      The exchange ratios were calculated based upon the closing price of shares of our common stock on July 30, 2003. The number of option shares that you receive will be rounded up to the nearest whole share, and will be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. (See Section 2)


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      New options will be granted under our 2001 Nonqualified Stock Option Plan.
      All new options will be nonqualified options for U.S. federal income tax purposes. (See Sections 2 and 9)

Q9. How were the exchange ratios determined and why are they different for options with different exercise prices?

A9. We used an option pricing model to estimate the theoretical value of each option. Using this model, we assigned a value to eligible options and to new options. We then determined the ratio of old to new options that would make the exchange approximately equivalent in value. (See Section 3)

Q10.  Why is the exchange ratio not simply one-for-one?

A10. The exchange ratios have been developed to be fair to you and responsible to our stockholders. Our stock option program must balance the interests of both employees and stockholders. As an employee, you may benefit by replacing your underwater options with new options that are at-the-money on the new option grant date. Stockholders may also benefit because this program will give us the potential to significantly reduce the total number of options outstanding. (See Section 3)

Q11.  What are the conditions to the offer to exchange?

A11. Participation in the offer to exchange is completely voluntary. The completion of the offer to exchange is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered eligible options. Prior to the Expiration Date and subject to applicable law, we reserve the right to amend the offer to exchange for any reason. (See Section 7)

Q12. Are there any eligibility requirements that you must satisfy after the Expiration Date to receive the new options?

A12. To receive a grant of new options under the terms of the offer to exchange, you must be employed by us or one of our subsidiaries through the new option grant date. (See Section 1)

      As discussed further below, we will grant new options to you on a date that is at least six months and one day after the cancellation date. We currently expect that the new option grant date will be no earlier than March 1, 2004. If for any reason you do not remain employed by us or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for the eligible options that you tendered and that we accepted for exchange and subsequently cancelled. Unless otherwise expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with us or one of our subsidiaries remains "at-will" and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice. (See Section 1)

Q13.  When will you receive your new options?

A13. We will grant the new options on the new option grant date, which we currently expect to be no earlier than March 1, 2004. The new option grant date will be a date that is at least six months and one day after the date on which we cancel the eligible options accepted for exchange. We will not grant the new options before the new option grant date.

      We will send you notification that we have accepted your tendered eligible options for exchange and that we will issue to you the new options in accordance with and subject to the terms and conditions of the offer to exchange promptly after the Expiration Date. (See Section 6)


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Q14.  When will the eligible options you elect to exchange be cancelled?

A14. The eligible options you elect to exchange will be cancelled no later than the first business day following the Expiration Date. We refer to this date as the cancellation date. If we do not extend the offer to exchange, we currently expect that the cancellation date will be August 28, 2003. Accordingly, we expect that the new options will be granted on a date no earlier than March 1, 2004. (See Section 6)

Q15. Why will you not receive your new options immediately after the Expiration Date?

A15. By deferring the grant of the new options for at least six months and one day, we believe that we will avoid the impact of certain non-cash accounting charges that would be calculated based on fluctuations in our stock price. (See Section 12)

Q16. If you elect to participate in the offer to exchange, will you be eligible to receive other option grants before you receive your new options?

A16. No. If you accept the offer to exchange, you cannot receive any other option grants before you receive your new options. We will defer granting additional options to current Radisys employees until, at the earliest March 1, 2004, to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer to exchange. (See Section 6)

Q17.  Is this a repricing?

A17. No. The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future could be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of the repriced options. (See Section 12)

Q18.  Why can we not just grant you additional options?

A18. Because of the large number of underwater options outstanding, granting additional options covering the same aggregate number of shares of common stock as the outstanding eligible options would have a severe negative impact on our potential dilution, outstanding shares and earnings per share. Additionally, we have a limited number of options that we may grant without stockholder approval, and our current reserves must be conserved for ongoing grants and new hires. (See Section 3)

Q19. Will you be required to give up all of your rights under the cancelled options?

A19. Yes. Once we have accepted eligible options that you tender for exchange, your exchanged options will be cancelled and you will no longer have any rights under those exchanged options. We intend to cancel all eligible options accepted for exchange on the cancellation date, which will be no later than the first business day following the Expiration Date. We currently expect the cancellation date to be August 28, 2003. (See Section
      6)

Q20.  What will be the exercise price of the new options?

A20. The exercise price per share of the new options will be the closing price of shares of our common stock as reported by the Nasdaq National Market on the new option grant date, which is currently expected to be no earlier than March 1, 2004. (See Section 9)


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

      We cannot predict the exercise price of the new options. Because we will grant new options on a date that is at least six months and one day after the date on which we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of your eligible options. (See Section 9)

Q21.  When will the new options vest?

A21. All new options granted in exchange for eligible options will not be exercisable for six months after the date of the grant, after which the options will be exercisable for 33.33% of the total option shares, and become exercisable in monthly increments equal to approximately 2.78% of the total option shares, cumulatively, each month thereafter, becoming fully exercisable two and one-half years after the date of the grant. This means that all new options would be completely unvested at the time of the new grant, regardless of whether the options exchanged were partially or wholly vested. You will have the choice to exercise your new options at any time after they have vested. Options will only vest if you remain a company employee and they may only be exercised by you. Options that are not vested at termination of employment cannot be exercised and will be forfeited. (See Section 9)

Q22.  What if another company acquires us in a merger or stock acquisition?

A22. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the Expiration Date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this Offer to Exchange. This would apply in the event of a merger or consolidation of RadiSys but not to a merger, divestiture, outsourcing or consolidation of only a business unit or product line. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new option will have an exercise price at least equal to the fair market value of the acquiror's stock on the new option grant date. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

      Regardless of any such merger, consolidation or acquisition, the new option grant date will be the first business day that is at least six months and one day after the cancellation date, except where prohibited under local law. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you elect to exchange your options pursuant to the offer to exchange and the merger, consolidation or acquisition occurs after the Expiration Date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition. (See Section 9)

      You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of any new options granted to you after the announcement of a merger, consolidation or acquisition of RadiSys would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your eligible options. This could result in option holders who do not participate in this offer to exchange receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not RadiSys common stock, while option holders who decide not to participate in this offer to exchange could exercise their eligible options before the effective date of the merger or acquisition and sell their RadiSys common stock before the effective date. (See Section 9)

      Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this stock option exchange program. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options nor any other compensation for your cancelled eligible options. (See Section 9)


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

Q23.  Are there circumstances under which you would not be granted new options?

A23. Yes. If for any reason you are no longer an employee of us or one of our subsidiaries on the new option grant date, you will not receive any new options. Unless otherwise expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with us or one of our subsidiaries will remain "at-will" regardless of your participation in the offer to exchange and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice. (See Section 1)

      Moreover, even if we accept your eligible options, we will not grant new options to you if we are prohibited from doing so by applicable law. For example, we could become prohibited from granting new options as a result of changes in SEC rules, regulations or policies, Nasdaq National Market listing requirements or the laws of a non-U.S. jurisdiction. We do not currently anticipate any such prohibitions. (See Section 13)

Q24. If you elect to exchange an eligible option, do you have to elect to exchange all of your eligible options?

A24. Yes. You must elect to exchange all of your eligible options if you want to participate in the offer to exchange. In other words, you may not elect to exchange some of your eligible options and keep the balance of your eligible options. (See Section 2)

Q25. What happens if you elect not to exchange your eligible options, or if your options are not accepted for exchange?

A25. Remember, you must elect to exchange all of your eligible options if you want to participate in the offer to exchange. If you choose not to exchange your options, or if we do not accept your options for exchange, they will remain outstanding until they expire by their terms and retain their current exercise price and vesting schedule. (See Section 6)

Q26. Will you have to pay taxes if you exchange your eligible options in the offer to exchange?

A26. If you exchange your eligible options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes either at the time you agree to exchange the option or at the time the new option is granted to you pursuant to the offer to exchange. All new options will be granted as nonqualified stock options. When an option holder exercises a new option, the difference between the exercise price of the new option and the fair market value of the shares subject to the new option on the date of exercise will be compensation income for U.S. federal income tax purposes taxable to the option holder. (See
      Section 14)

      If you are a tax resident of, or subject to tax laws of, a country other than the United States, the tax consequences of participating in the offer to exchange may be different for you. Please be sure to read the discussion in this Offer to Exchange regarding the potential tax consequences in the country in which you are subject to tax. (See Section 14 and Schedule B - Guide to International Issues)

      For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the offer to exchange. If you are a resident of, or subject to the tax laws of, more than one country, you should be aware that there may be other tax and social insurance consequences which may apply to you.

Q27. Will your new options be incentive stock options or nonqualified stock options for U.S. tax purposes?

A27. Your new options will be nonqualified stock options for U.S. tax purposes. We recommend that you read the tax discussion in this Offer to Exchange and discuss the personal tax consequences to you with your financial advisor. (See Sections 9 and 14 and Schedule B - Guide to International Issues)

Q28.  When will your new options expire?

A28. Each new option granted in exchange for eligible options will have a term of seven years from the date of grant. (See Section 9)

Q29. Can the offer to exchange be extended, and if so, how will we notify you if the offer to exchange is extended?

A29. The offer to exchange expires at 9:00 p.m., Pacific Time (U.S.), on August 27, 2003, unless extended by us. We may, in our discretion, extend the offer to exchange at any time, but we do not currently expect to do so. If we extend the offer to exchange, we will issue a press release or other public announcement disclosing the extension no later than 9:00 a.m., Pacific Time (U.S.), on the next business day following the previously scheduled Expiration Date. (See Section 2)

Q30.  How do you elect to exchange your eligible options?

A30. We have different election processes: the one you must follow depends on where you reside and are employed. You will generally need to access the Mellon Investor Services' web site (web site address: www.corporate-action.net/RadiSys ). RadiSys has engaged Mellon to assist it in administering the stock option exchange program. In order to access the web site, you will need a PIN. RadiSys employees who are on inactive status (such as a leave of absence) are receiving their PIN by mail with the exchange program documents. RadiSys employees who reside in Japan will not receive a PIN. All other RadiSys employees are receiving their PIN by e-mail.

      If you reside and are employed in the United Kingdom or the United States, to elect to exchange options you must:

            o     use your PIN to access the Mellon web site;

            o     read the election terms and conditions on the election screen;

            o make your elections online by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003;

            o     print a copy of your election confirmation for your records;
                  and

            o not send a fax to Mellon or to RadiSys, as it is not necessary.

      If you are an employee in one of the above countries, you must elect to exchange your eligible options via the web site unless you are on inactive status (such as a leave of absence), in which case you may submit your Election Agreement by faxing it to Mellon at the number below or sending it in the mail.

      If you reside and are employed in Germany or Japan, you must return a signed copy of your Election Agreement to Mellon to validly exchange your options. You must:

            o sign your Election Agreement and fax it to Mellon at the number below; and

            o keep a signed copy of your Election Agreement and the fax confirmation for your records.

      If you do not have access to a fax machine, you may use the mailing address below. However, please allow sufficient time for any mailed documents to arrive. Please see the information elsewhere in this Offer to Exchange for instructions on how to ensure we have received your signed Election Agreement.

      By Facsimile:            By Mail:                By Overnight Courier:
      201-329-8456   Mellon Investor Services LLC   Mellon Investor Services LLC
                      Attn: Reorganization Dept.     Attn: Reorganization Dept.
                            P.O. Box 3301                85 Challenger Road
                      South Hackensack, NJ 07606         Mail Drop - Reorg
                                                     Ridgefield Park, NJ 07660-

      In order for your election to be valid, your signed Election Agreement must be RECEIVED by Mellon in accordance with these instructions by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003, unless the offer to exchange is extended by us.

Q31.  How should I confirm that my election was received?

A31. If you are an employee in a country that is required to return a written signature on the Election Agreement, or an employee who received a paper packet of election materials because you are on leave of absence, your election is not valid unless your signed Election Agreement is received by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003. Mellon will receive signature pages sent by facsimile or by mail. You should save a copy of your Election Agreement, and where applicable, your fax confirmation. You should call Mellon at the number below after a reasonable period of time has passed to confirm that your Election Agreement was received. Please call a customer service representative at Mellon Investor Services, Monday through Friday between the hours of 5:00 a.m. and 4:00 p.m., Pacific Time (U.S.), telephone number 888-256-2709 from within the U.S., and 201-329-8905 from outside the U.S. (there will be no charge to the caller). (See Section 4)

Q32. During what period of time may I withdraw eligible options that I previously elected to exchange?

A32. You may withdraw the eligible options that you previously elected to exchange at any time before the offer to exchange expires at 9:00 p.m., Pacific Time (U.S.), on August 27, 2003. If we extend the offer to exchange beyond August 27, 2003, you may withdraw the eligible options that you previously elected to exchange at any time before the extended Expiration Date.

      Although we intend to accept all eligible options validly elected to be exchanged promptly after the Expiration Date, if we have not accepted your eligible options by 8:59 p.m., Pacific Time (U.S.), on September 25, 2003, you may withdraw the eligible options that you previously elected to exchange. (See Section 5)

Q33. What do I have to do to withdraw eligible options that I previously elected to exchange?

A33. To withdraw the eligible options that you previously elected to exchange, if you reside and are employed in the United Kingdom or the United States, you must log on to the Mellon web site at www.corporate-action.net/RadiSys and follow the instructions described on the web site. Please note that if you log back into the web site and click any boxes, your previous election may not change, and accordingly, you should follow all of the instructions to ensure your election is completed. If you reside and are employed in Germany or Japan, if you are on inactive status (such as a leave of absence) and have received a paper election packet, you may withdraw by completing a new Election Agreement and returning it by facsimile or mail at the fax number or address listed in Answer 30 above.

      In order to withdraw your eligible options previously elected for exchange, your election to withdraw must be RECEIVED by Mellon in accordance with these instructions by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003. If we extend the offer to exchange beyond that time, you may withdraw your eligible options at any time until the extended Expiration Date. (See Section 5)

Q34. Are we making any recommendation as to whether you should exchange your eligible options?

A34. No. We are not making any recommendation as to whether you should accept the offer to exchange your eligible options. You must make your own decision as to whether or not to accept the offer to exchange. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q35. Who can you talk to if you have questions about the offer to exchange or if you need additional copies of the offer to exchange documents?

A35.  For additional information or assistance, you should contact:

      Mellon Investor Services
      Customer Service Representatives
      Available Monday through Friday 5:00 a.m. and 4:00 p.m.,
      Pacific Time (U.S.)
      888-256-2709 (Calling from within the U.S.)
      201-329-8905 (Calling from outside the U.S.)

      There will be no charge to the caller for the call. (See Section 10)

                 RISKS OF PARTICIPATING IN THE OFFER TO EXCHANGE

      Participation in the offer to exchange involves a number of risks, including those described below. This section briefly highlights some of these risks. This list does not include certain risks that may apply to you if you live or work outside the United States. If you live or work outside the United States, we strongly urge you to read Schedule B - Guide to International Issues attached to this Offer to Exchange. You should carefully consider these and other risks discussed elsewhere in this Offer to Exchange, and you are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer to exchange. In addition, before deciding to participate in the offer to exchange, we strongly urge you to read the sections in this Offer to Exchange discussing tax consequences as well as the rest of this Offer to Exchange for a more in-depth discussion of risks that may apply to you.

                                 Economic Risks

      If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the new options that you have received in exchange.

      For example, if you exchange eligible options with an exercise price of $25.00 per share and the price of our common stock increases to $30.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option. Additionally, your new option will represent a smaller number of shares than the eligible options you exchanged.

      If you participate in the offer to exchange, you will be ineligible to receive any additional option grants until, at the earliest, March 1, 2004. We will defer granting additional options to current Radisys employees until, at the earliest March 1, 2004.

      Employees generally are eligible to receive option grants at any time that we choose to make such grants. However, if you participate in the offer to exchange, you will not be eligible to receive any additional option grants until, at the earliest, March 1, 2004.

      If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you receive in exchange for them.

      A transaction involving us, such as a merger, consolidation or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the offer to exchange might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in the offer to exchange and retained their original options.

      If you submit your options in the offer to exchange and the merger, consolidation or acquisition occurs after the Expiration Date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition and the new option that you receive could be for shares of the acquiror's stock, not RadiSys' stock.

      If your employment terminates before we grant the new options, including as the result of a reduction-in-force or another company's acquisition of us, you will neither receive a new option nor have any of your cancelled options returned to you.

      Once we cancel the eligible options that you elect to exchange, all of your rights under the eligible options terminate. Accordingly, if your employment with us or our subsidiaries terminates for any reason, including as the result of a reduction-in-force or another company acquiring RadiSys, before the grant of the new options, you will not have the benefit of either the cancelled option or any new option.

      Our revenues depend in part on the health of the economy and the growth of our customers and potential customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results and financial condition and may undertake various measures to reduce our expenses including, but not limited to, a reduction-in-force. Should your employment be terminated as part of any such reduction-in-force, you will not have the benefit of either the cancelled option or any new option.

      If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your eligible options that were cancelled.

                    Tax Related Risks For Non-U.S. Residents

      If you are an eligible employee residing outside of the United States and you take advantage of the offer to exchange, you may be liable for tax and social insurance contributions on the fair market value of the new options. Additionally, you may lose the ability to claim preferential tax treatment in connection with your new options. Further, you may have exchange control reporting obligations associated with the transfer of funds in connection with the new options or the ownership of foreign shares of stock. Attached as Schedule B - Guide to International Issues to this Offer to Exchange are brief summaries of the general tax consequences of the offer to exchange. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer to exchange.

          Tax-Related Risks For Tax Residents of Multiple Jurisdictions

      If you are a resident of or are otherwise subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We urge you to consult your own tax advisor to discuss these consequences.

                             Business-Related Risks

      For a description of certain risks related to RadiSys' business, please see "Factors that may affect future results" in Section 19 of this Offer to Exchange.

                              THE OFFER TO EXCHANGE

      1.    Eligibility.

      You are an "eligible employee" if you are an employee of RadiSys or one of our subsidiaries and reside in Germany, Japan, the United Kingdom or the United States on July 31, 2003 and you remain an employee through the date on which we cancel the eligible options exchanged pursuant to the offer to exchange. We refer to the date we cancel the eligible options you elect to exchange pursuant to the offer to exchange as the cancellation date. Members of our Board of Directors, vice-presidents and the executive officers listed on Schedule A - Information Concerning the Directors, Vice-Presidents and Executive Officers of RadiSys Corporation, as well as employees of RadiSys or one of our subsidiaries who reside in Israel or The Netherlands, are ineligible to participate in the offer to exchange.

      In order to receive a new option, you must remain employed by us or one of our subsidiaries through the new option grant date, which is the date on which the new options are granted, and will be a date that is at least six months and one day after the cancellation date. If we do not extend the offer to exchange, we currently expect the new option grant date to be no earlier than March 1, 2004.

      If for any reason you do not remain an employee of RadiSys, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your eligible options that have been accepted for exchange. This means that if you quit or die, or we terminate your employment, with or without cause, before the new option grant date, you will not receive anything for the eligible options that you elected to exchange and that we cancelled. Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with us or one of our subsidiaries will remain "at-will" and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice.

      2.    Number of options; Expiration Date.

      Subject to the terms and conditions of the offer to exchange, we will accept outstanding, unexercised options granted under our Incentive Plans with an exercise price of $20.00 per share or higher that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn before the Expiration Date, and we will exchange them for new options.

      To participate in the offer to exchange, you must elect to exchange all of your eligible options. In other words, you may not elect to exchange some of your eligible options and keep the balance of your eligible options.

      Exchanged options are any eligible options that you elect to exchange pursuant to this offer to exchange that are accepted for exchange by us. Subject to the terms of the exchange program and upon our acceptance of your properly tendered eligible options, the number of new options you receive will be based on the exercise price of such options, as follows:

                                                    Exchange Ratio
              Exercise Price                (Eligible Option : New Option)
               $20.00-34.99                            1.40 : 1
             $35.00 or higher                          2.00 : 1

      The exchange ratios were calculated based upon the closing price of shares of our common stock on July 30, 2003. The number of option shares that you receive will be rounded up to the nearest whole share, and will be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date.

      New options will be granted under our 2001 Nonqualified Stock Option Plan. All new options will be nonqualified options for U.S. federal income tax purposes.

      The Expiration Date for the offer to exchange will be 9:00 p.m., Pacific Time (U.S.), on August 27, 2003, unless we extend the offer to exchange. We may, in our discretion, extend the period of time during which the offer to exchange will remain open, in which event the Expiration Date shall refer to the latest time and date at which the extended offer to exchange expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer to exchange.

      3.    Purpose of the offer to exchange.

      Stock options are an important component of our reward strategy for employees. They allow you to share in any appreciation in our stock, facilitate a sense of ownership and align your interests and those of our stockholders. From RadiSys' point of view, stock options help us to retain and motivate the talent we already have and encourage new recruits to the business. However, due to the sharp decline in our stock price, a substantial number of our stock options granted have exercise prices higher than the current trading price of our common stock (commonly referred to as "underwater" options). This offer to exchange is designed to provide our employees the opportunity to replace "underwater" options with options that will generally have an exercise price equal to the fair market value of the shares on the new option grant date (commonly referred to as "at-the-money" options) and that may have greater potential to increase in value over time. We believe this will create better performance incentives for eligible employees and, as a result, maximize stockholder value. However, because we will not grant new options any earlier than a date that is at least six months and one day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your eligible options.

      The exchange ratios have been developed to be fair to you and responsible to our stockholders. We used the Black-Scholes stock option pricing model to determine the appropriate exchange ratios.

      We chose to make this offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have a severe negative impact on our potential dilution, outstanding shares and earnings per share. Additionally, we have a limited number of options that we may grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires.

      In the ordinary course of business, we will continue to evaluate the composition of our Board of Directors.

      Subject to the above, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

      o any extraordinary transaction, such as a merger, reorganization or liquidation involving us or any of our subsidiaries;

      o any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

      o any material change in our present dividend rate or policy or our indebtedness or capitalization;

      o any change in our present management, or to change the material terms of any executive officer's employment;

      o     any other material change in our corporate structure or business;

      o our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

      o our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

      o the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

      o the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

      o any change in our charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

      We anticipate changes in our Board of Directors over the next six months.

      Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer and elect to exchange your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to elect to exchange your eligible options.

      4.    Procedures for electing to exchange options.

      If you wish to elect to exchange your eligible options, you must complete and sign the Election Agreement by following the instructions at the Mellon web site or the instructions in your paper election packet, if one is sent to you.

      We have different election processes: the one you must follow depends on where you reside and are employed. You will generally need to access the Mellon Investor Services' web site (web site address: www.corporate-action.net/RadiSys). RadiSys has engaged Mellon to assist it in administering the stock option exchange program. In order to access the web site, you will need a PIN. RadiSys employees who are on inactive status (such as a leave of absence) are receiving their PIN by mail with the exchange program documents. RadiSys employees who reside in Japan are receiving a paper election packet and will not receive a PIN. All other RadiSys employees are receiving their PIN by e-mail.

      Regardless of the country where you reside and are employed, if you are an eligible employee who does not have a RadiSys e-mail address or you are on an inactive status (such as a leave of absence), you will receive a paper election packet with instructions to follow. You must fill out your Election Agreement and fax or mail it to Mellon in time for it to arrive by the Expiration Date.

      If you reside and are employed in the United Kingdom or the United States, to elect to exchange options you must:

      o     use your PIN to access the Mellon web site;

      o     read the election terms and conditions on the election screen;

      o make your elections online by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003;

      o     print a copy of your election confirmation for your records; and

      o     not send a fax to Mellon or to RadiSys, as it is not necessary.

      If you are an employee in the United Kingdom or the United States, you must elect to exchange your eligible options via the web site unless you are on inactive status (such as leave of absence), in which case you may submit your Election Agreement by faxing it to Mellon at the number below or sending it in the mail.

      If you reside and are employed in Germany or Japan, you must return a signed copy of your Election Agreement to Mellon to validly exchange your options. You must:

      o sign your Election Agreement and fax it to Mellon at the number below; and

      o keep a signed copy of your Election Agreement and the fax confirmation for your records.

      In order for your election to be valid, Mellon must RECEIVE your signed Election Agreement by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003. If you do not have access to a fax machine, you may use the mailing address below. However, please allow sufficient time for any mailed documents to arrive.

  By Facsimile:             By Mail:                   By Overnight Courier:
  201-329-8456    Mellon Investor Services LLC      Mellon Investor Services LLC
                   Attn: Reorganization Dept.        Attn: Reorganization Dept.
                         P.O. Box 3301                   85 Challenger Road
                   South Hackensack, NJ 07606            Mail Drop - Reorg
                                                     Ridgefield Park, NJ 07660-

      The delivery of all documents, including Election Agreements or any election on the web site, is at your own risk. It is your responsibility to ensure that your election has been received by Mellon in accordance with these instructions by the Expiration Date. You should be sure to keep any confirmations or receipts that you obtain when you send in your Election Agreement, such as a fax confirmation sheet or a print out of the web site election confirmation page. If the election procedure that you must follow requires you to submit a paper copy of your Election Agreement (via fax or mail) to Mellon, your election is not valid unless your signed Election Agreement is RECEIVED by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003. Mellon will receive signature pages sent by facsimile or mail. You should save a copy of your Election Agreement and, if applicable, fax confirmation and call Mellon at the number below after a reasonable period of time has passed to confirm that your signed Election Agreement was received. Please call a customer service representative at Mellon Investor Services, Monday through Friday between the hours of 5:00 a.m. and 4:00 p.m., Pacific Time (U.S.), telephone number 888-256-2709 from within the U.S., and 201-329-8905 from outside the U.S. (there will be no charge to the caller).

      To participate in the offer to exchange, you must elect to exchange all of your eligible options. In other words, you may not elect to exchange some of your eligible options and keep the balance of your eligible options.

      However, our receipt of your election through Mellon's web site is not by itself an acceptance of the eligible options tendered for exchange. For purposes of the offer to exchange, we will be deemed to have accepted eligible options tendered for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of eligible options for exchange. We may issue this notice by e-mail or other method of communication. Eligible options accepted for exchange will be cancelled on the cancellation date, which we presently expect to be August 28, 2003.

      Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

      We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer to exchange or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a similar situation. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

      Our Acceptance Constitutes an Agreement.

      Your election to exchange eligible options through the procedures described above constitutes your acceptance of the terms and conditions of the offer to exchange. Our acceptance of your eligible options elected to be exchanged by you through the offer to exchange will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer to exchange.

      In order to administer the offer to exchange, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to Mellon or other third parties who are assisting with the offer to exchange. By submitting an election, you agree to such collection, use and transfer of your personal data by us, our subsidiaries and the third parties assisting us with the offer to exchange, but only for the purpose of administering your participation in the offer to exchange. By submitting an election, you also acknowledge and agree that:

      o the parties receiving this data may be located outside of your country, and the recipient's country may have different data privacy laws and protections than yours;

      o the data will be held only as long as necessary to administer and implement the stock option exchange program;

      o you can request from us a list of the parties that may receive your data;

      o you can request additional information about how the data is stored and processed; and

      o     you can request that the data be amended if it is incorrect.

      You can withdraw your consent to the collection, use and transfer of your data by contacting us. You should note, however, that if you withdraw your consent, it may affect your ability to participate in the stock option exchange program. Please contact us, or your local human resources representative, if you have any questions.

      5.    Withdrawal rights.

      You may withdraw the eligible options that you previously elected to exchange only in accordance with the provisions of this section. You may withdraw the eligible options that you previously elected to exchange at any time before the offer to exchange expires at 9:00 p.m., Pacific Time (U.S.), on August 27, 2003. If we extend the offer to exchange beyond that time, you may withdraw your eligible options at any time until the extended Expiration Date.

      In addition, although we intend to accept all validly tendered eligible options promptly after the Expiration Date, if we have not accepted your eligible options by 8:59 p.m., Pacific Time (U.S.), on September 25, 2003, you may withdraw your eligible options at any time thereafter.

      To withdraw the eligible options that you previously elected to exchange, you must follow the procedures as explained in this Section 5 while you still have the right to withdraw the eligible options.

      To withdraw your eligible options that you previously elected to exchange, you must submit a new Election Agreement to Mellon before the Expiration Date by following the instructions applicable to your country of residence and employment, as described on the web site or in your paper election packet. If you log back into the web site, click any box to change your election and submit your new election, your previous election will be voided. You must then follow all of the instructions to complete your new election. This is true even if the end result is the same choice as your previous election. If you make a new election choice on the web site and do not properly complete the Election Agreement process, your previous election choice will not change.

      If you reside and are employed in Germany or Japan, you must return a signed copy of your new Election Agreement to Mellon via facsimile or mail at the fax number or address in Section 4 above.

      If you have received a paper election packet, you must withdraw by completing a new Election Agreement and returning it by facsimile or mail at the fax number or address listed in Section 4 above.

      If you make a new election to withdraw your options via mail, please allow sufficient time for your new Election Agreement to arrive at Mellon before the Expiration Date.

      In order to withdraw your eligible options previously elected for exchange, your election to withdraw must be RECEIVED by Mellon in accordance with these instructions by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003. If we extend the offer to exchange beyond that time, you may withdraw your eligible options at any time until the extended Expiration Date.

      You may not rescind any withdrawal, and any eligible options that you withdraw will be deemed not properly tendered for purposes of the offer to exchange, unless you properly re-elect to exchange those eligible options before the Expiration Date. To re-elect to exchange your withdrawn eligible options, you must submit a new election to Mellon before the Expiration Date by following the procedures described in Section 4 above. This new election must be properly completed and submitted, with a signature if required by your country of residence and employment, and dated after your original Election Agreement and after your withdrawal.

      Neither we nor any other person is obligated to give you notice of any defects or irregularities in your withdrawal or any new election to exchange, nor will anyone incur any liability for failure to give such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal and new elections to exchange. Our determination of these matters will be final and binding.

      The delivery of all documents, including any withdrawal on the web site or in hard copy and any other required documents, is at your own risk. It is your responsibility to ensure that Mellon has received your withdrawal or any other documents you have submitted in accordance with these instructions by the Expiration Date. You should be sure to keep any confirmations or receipts that you obtain when you submit your withdrawal, such as a printout of the web site election confirmation page or a fax confirmation sheet. If the election procedure that you must follow requires you to submit a paper copy of your Election Agreement (via fax or mail) to Mellon, your election is not valid unless your signed Election Agreement is received by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003. Mellon will receive signature pages sent by facsimile or mail. You should save a copy of your Election Agreement and, if applicable, fax confirmation and call Mellon at the number below after a reasonable period of time has passed to confirm that your signature page was received. Please call a customer service representative at Mellon Investor Services, Monday through Friday between the hours of 5:00 a.m. and 4:00 p.m., Pacific Time (U.S.), telephone number 888-256-2709 from within the U.S., and 201-329-8905 from outside the U.S. (there will be no charge to the caller).

      6.    Acceptance of options for exchange and issuance of new options.

      Upon the terms and conditions of the offer to exchange and promptly following the Expiration Date, we will accept for exchange and cancel eligible options properly elected for exchange and not validly withdrawn before the Expiration Date. Once the eligible options are cancelled, you will no longer have any rights with respect to those eligible options. Subject to the terms and conditions of the offer to exchange, if your eligible options are properly tendered by you for exchange and accepted by us, these eligible options will be cancelled as of the date of our acceptance, which we currently anticipate to be August 28, 2003. For purposes of the offer to exchange, we will be deemed to have accepted eligible options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally, or individually, of our acceptance for exchange of the eligible options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer to exchange, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the Expiration Date all properly tendered eligible options that are not validly withdrawn.

      You will be granted a new option on a date that is at least six months and one day after the date on which we cancel the eligible options accepted for exchange. All new options will be nonqualified stock options for U.S. federal income tax purposes. We will grant the new options under our 2001 Nonqualified Stock Option Plan.

      Therefore, subject to the terms and conditions of the offer to exchange, if your eligible options are properly elected to be exchanged by 9:00 p.m., Pacific Time (U.S.), on August 27, 2003, the scheduled Expiration Date of the offer to exchange, and are accepted for exchange by us and cancelled on August 28, 2003, you will be granted a new option on a date no earlier than March 1, 2004. If we accept and cancel eligible options properly tendered for exchange after August 28, 2003, the date on which the new options will be granted will be similarly delayed. Promptly after the Expiration Date, we will send you notification as to whether we have accepted your tendered eligible options for exchange, and if so accepted that we will issue to you the new options in accordance with and subject to the terms and conditions of the offer to exchange.

      Exchanged options are any eligible options that you elect to exchange pursuant to the offer to exchange that are accepted for exchange by us. Subject to the terms of the exchange program and upon our acceptance of your properly tendered eligible options, the number of new options you receive will be based on the exercise price of such options, as follows:

                                                  Exchange Ratio
            Exercise Price                (Eligible Option : New Option)
             $20.00-34.99                            1.40 : 1
           $35.00 or higher                          2.00 : 1

      The exchange ratios were calculated based upon the closing price of shares of our common stock on July 30, 2003. The exercise price per share of the new options will be equal to the closing price of shares of our common stock as reported by the Nasdaq National Market on the date of grant.

      The number of option shares that you receive will be rounded up to the nearest whole share, and will be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date.

      Fractional shares will be rounded up to the nearest whole share. All new options will be nonqualified options granted under, and subject to, the terms of our 2001 Nonqualified Stock Option Plan. The form of option grant certificate for the new options and the 2001 Nonqualified Stock Option Plan are attached as exhibits to the Schedule TO with which this Offer to Exchange has been filed.

      If for any reason you are not an employee of us, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your eligible options that have been cancelled pursuant to the offer to exchange.

      If we accept eligible options you elect to exchange in the offer to exchange, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until at least six months and one day after any of your options have been cancelled. We will defer granting you these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer to exchange.

      Options that you do not elect to exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and retain their current grant price and vesting schedule.

      7.    Conditions of the offer to exchange.

      Notwithstanding any other provision of this Offer to Exchange, we will not be required to accept any eligible options tendered for exchange, and we may terminate the offer to exchange, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date the offer to exchange begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred:

      o there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer to exchange or otherwise relating, in any manner, to the offer to exchange;

      o any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer to exchange, any of which might restrain, prohibit or delay completion of the offer to exchange or impair the contemplated benefits of the offer to exchange to us;

      o     there shall have occurred:

            - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

            - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

            - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

            - in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor's 500 Index from the date of commencement of the offer to exchange;

            - the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer to exchange; or

            - if any of the situations described above existed at the time of commencement of the offer to exchange and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer to exchange;

      o     as the term "group" is used in Section 13(d)(3) of the Exchange Act:

            - any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer to exchange;

            - any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

            - any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer to exchange or with such acceptance for exchange of eligible options;

      o there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer to exchange;

      o a tender or exchange offer, other than the offer to exchange by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

      o any event or events occur that have resulted or may result, in our reasonable judgment, in a material adverse change in our business or financial condition; or

      o any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to exchange to us (see Section 3 above for a description of the contemplated benefits of the offer to exchange to
            us).

      If any of the above events occur, we may:

      o terminate the offer to exchange and promptly return all tendered eligible options to tendering holders;

      o complete and/or extend the offer to exchange and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer to exchange expires;

      o     amend the terms of the offer to exchange; or

      o waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer to exchange is open, complete the offer to exchange.

      The conditions to the offer to exchange are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer to exchange. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

      8.    Price range of shares underlying the options.

      The shares underlying your options are traded on the Nasdaq National Market under the symbol "RSYS." The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported by the Nasdaq National Market.

      Calendar Year                                      High            Low
      -------------                                  -----------     ----------
      2001
           First Quarter                             $     28.88     $    16.63
           Second Quarter                                  26.99          16.19
           Third Quarter                                   22.55          12.00
           Fourth Quarter                                  20.00          11.48
      2002
           First Quarter                             $     21.54     $    16.76
           Second Quarter                                  18.41          11.42
           Third Quarter                                   12.40           3.41
           Fourth Quarter                                  10.21           3.73
      2003
           First Quarter                             $      8.10     $     5.99
           Second Quarter                                  13.54           5.35
           Third Quarter (through July 30)                 15.80          13.30

      On July 30, 2003, the last reported sale price of our common stock as reported by the Nasdaq National Market was $15.46 per share.

      We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the offer to exchange.

      9.    Source and amount of consideration; terms of new options.

      Consideration.

      We will issue new options to purchase shares of our common stock under our 2001 Nonqualified Stock Option Plan in exchange for the eligible outstanding options properly elected to be exchanged by you and accepted by us that will be cancelled. Exchanged options are any options that you elect to exchange pursuant to the offer to exchange that are accepted for exchange by us. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date and subject to the other terms and conditions of the offer to exchange, the number of new options you receive will be based on the exercise price of such options, as follows:

                                                    Exchange Ratio
              Exercise Price                (Eligible Option : New Option)
               $20.00-34.99                            1.40 : 1
             $35.00 or higher                          2.00 : 1

      The exercise price per share of the new options will be equal to the closing price of shares of our common stock as reported by the Nasdaq National Market on the date of grant.

      Fractional shares shall be rounded up to the nearest whole share. If we receive and accept tenders from eligible employees of all options eligible to be tendered subject to the terms and conditions of the offer to exchange, new options to purchase a total of 506,723 shares of our common stock, or approximately 2.8% of the total shares of our common stock outstanding as of July 30, 2003, will be issued.

      Terms of New Options.

      The new options will be nonqualified stock options for United States tax purposes and will be granted under our 2001 Nonqualified Stock Option Plan. The terms and conditions of the new options will vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not be substantially different, except that (1) the new options will be granted on a date that is at least six months and one day after the date the eligible options are accepted for exchange and cancelled; (2) the exercise price per share of the new options will be the closing price of shares of our common stock as reported by the Nasdaq National Market on the date the new options are granted; and (3) the number of shares underlying the new options and their vesting and exercise periods will be determined as described below.

      You should note that because we will not grant new options until a date that is at least six months and one day after the date on which we cancel the eligible options accepted for exchange, your new option may have a higher exercise price than some or all of the eligible options that you elect to exchange. If you are a resident of Germany, Japan or the United Kingdom, some additional terms or restrictions may apply to you. Please be sure to see the appropriate portion of Schedule B - Guide to International Issues for any special terms or conditions which may apply to you.

      Incentive Plans.

      The following descriptions summarize the material terms of our Incentive Plans. Our statements in this Offer to Exchange concerning our Incentive Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our Incentive Plans and the form of option grant certificate under each plan. Please contact us at RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Marlene Barclay (telephone:
503-615-1100), to receive a copy of our Incentive Plans and the form of option grant certificate thereunder. We will promptly furnish you copies of these documents at our expense.

      The maximum number of shares available for issuance through the exercise of options granted under our Incentive Plans is 2,181,949 shares. The Incentive Plans are administered by the Compensation Committee of our Board of Directors, which we refer to as the administrator. The administrator has the authority to interpret the Incentive Plans and to adopt, amend or rescind such rules, regulations and guidelines for carrying out the Incentive Plans as it may deem necessary or proper. The administrator determines the employees to whom grants of options to acquire our common stock are made based on such factors as the administrator may deem relevant. The administrator also determines, subject to the terms and conditions of the Incentive Plans, the terms and conditions of the options, including the number of options, the effective date of grant and the option exercise period and vesting schedule.

      General Terms of the Incentive Plans.

      Terms of New Options.

      Historically, options granted under the Incentive Plans generally have a term of 5 - 10 years. However, each new option granted under our 2001 Nonqualified Stock Option Plan in exchange for eligible options will have a term of seven years from the new option grant date.

      Termination of Employment Before the New Option Grant Date.

      If for any reason you are not an employee of us, one of our subsidiaries or a successor entity from the date on which you elect to exchange your eligible options through the date on which we grant the new options, you will not receive any new options or any other compensation in exchange for your eligible options that have been accepted for exchange. This means that if you quit, or die, or we terminate your employment, with or without cause, before the date on which we grant the new options, you will not receive anything for the eligible options that you elected to exchange and which we cancelled.

      Termination of Employment After the New Option Grant Date.

      In the event that either you or we terminate your employment after receiving a new option grant for any reason other than your death or permanent disability, you may exercise your option at any time prior to the expiration date of the option or within 30 days after termination, whichever is the shorter period, but only if and to the extent that you are entitled to exercise it at termination. If you had been an employee since the date of your option grant and your employment terminates because of your death or permanent disability, you or your personal representatives, heirs or legatees may exercise any option held by you until the earlier of 12 months after your termination and the expiration of the option, but only if and to the extent that it was exercisable at the date of termination.

      Exercise Price.

      Generally, the administrator determines the exercise price at the time the option is granted. The exercise price per share of the new options will be equal to the closing price of shares of our common stock as reported by the Nasdaq National Market on the date new options are granted. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

      Vesting.

      Each stock option grant specifies the date on which the option becomes exercisable. The administrator determines the terms of vesting. The new options granted in exchange for eligible options will not be exercisable for six months after the date of the grant, after which the options will be exercisable for 33.33% of the total option shares, and become exercisable in monthly increments equal to approximately 2.78% of the total option shares, cumulatively, each month thereafter, becoming fully exercisable two and one-half years after the date of the grant. This means that all replacement options would be completely unvested at the time of the new grant, regardless of whether the options exchanged were partially or wholly vested. Employees will have the choice to exercise their new options at any time after they have vested. Options will only vest if the optionee remains a company employee and may only be exercised by a company employee. Options that are not vested at termination of employment cannot be exercised and will be forfeited. Any prior or scheduled future vesting of eligible options will be disregarded.

      Adjustments Upon Certain Events.

      Events Occurring before the New Option Grant Date. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the Expiration Date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this Offer to Exchange. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. As a result, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

      The new options for the purchase of an acquiror's stock will have an exercise price at least equal to the fair market value of the acquiror's stock on the new option grant date. If the acquiror's stock is not traded on a public market, the fair market value of the acquiror's stock may be determined in good faith by the acquiror's board of directors, and the exercise price of the new options would reflect that determination. If we merge or consolidate with or are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

      Regardless of any such merger, consolidation or acquisition, the new option grant date will be no earlier than a date that is at least six months and one day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the Expiration Date but prior to the new option grant date, you will not be able to exercise your option to purchase RadiSys common stock prior to the effective date of the merger, consolidation or acquisition.

      You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of any new options granted to you after the announcement of a merger, consolidation or acquisition of RadiSys would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your eligible options. This could result in option holders who do not participate in the offer to exchange receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not RadiSys common stock, while option holders who decide not to participate in the offer to exchange could exercise their eligible options before the effective date of the merger or acquisition and sell their RadiSys common stock before the effective date.

      Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options nor any other compensation for your cancelled eligible options.

      If a change in our capitalization, such as a stock split, reverse stock split, subdivision, combination, stock dividend, reclassification or other similar event occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

      Events Occurring after the New Option Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, subdivision, combination, stock dividend, reclassification or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

      The Incentive Plans provide that if we merge or are consolidated with another corporation, or if our property or stock is acquired by another corporation, our Board of Directors may, in its discretion, provide that (i) outstanding options will remain in effect in accordance with their terms, (ii) outstanding options will be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation, or (iii) outstanding options will become fully vested and exercisable for a 30-day period prior to the consummation of such transaction.

      Transferability of Options.

      New options may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, issued options may be exercised by any person who acquires the right to exercise the option by bequest or inheritance.

      Registration of Option Shares.

      All of the 2,181,949 shares of common stock issuable under the Incentive Plans have been registered under the Securities Act of 1933, as amended (the "Securities Act"), on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted pursuant to the offer to exchange will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

      U.S. Federal Income Tax Consequences.

      You should refer to Section 14 of this Offer to Exchange for a discussion of the material U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under the offer to exchange. If you are a resident of or are otherwise subject to the tax laws of the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating in the offer to exchange.

      Income Tax Consequences Outside the United States.

      If you are a resident of or are otherwise subject to the tax laws of Germany, Japan or the United Kingdom, you should refer to Schedule B - Guide to International Issues attached to this Offer to Exchange for a discussion of the income tax consequences of electing to exchange eligible options and the new options, as well as the consequences of accepting or rejecting the new options under the offer to exchange. If you are subject to the tax laws of one of these countries, but also are subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating in the offer to exchange.

      10. Information concerning RadiSys.

      The address and telephone number of our principal executive office is 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, 503-615-1100. Our Internet address on the worldwide web is http://www.radisys.com. Information contained on our web site does not constitute a part of this Offer to Exchange.

      RadiSys is a leading global provider of embedded systems for computer, data processing and network-intensive applications to the commercial systems, enterprise systems, and service provider systems markets. Using its extensive expertise in a wide variety of technologies, RadiSys focuses on industry-leading architecture while working in a close "virtual division" relationship with its customers. RadiSys' value proposition to its customers is improving their time-to-market advantage and reducing costs. The broad range of RadiSys offerings includes board-level embedded computers, blade servers, motherboards, network interfaces and packet processing engines, communications middleware and software such as SS7/IP internetworking and protocol stacks, platforms based on PCI, CompactPCI, CompactPCI 2.16 and ATCA turnkey gateway systems and professional services.

      The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2002, and our quarterly report on Form 10-Q for the quarter ended March 31, 2003 is incorporated herein by reference. Please see Section 17 of this Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

      11. Interests of directors, vice-presidents and officers; transactions and arrangements concerning the options.

      A list of our directors, vice-presidents and executive officers is attached to this Offer to Exchange as Schedule A. As of July 30, 2003, our executive officers, vice-presidents and directors as a group (16 persons) beneficially owned options outstanding under all of our stock option plans to purchase a total of 1,524,001 shares of our common stock, which represented approximately 35.1% of all options outstanding as of that date. The options held by members of our Board of Directors, vice-presidents and the executive officers listed on Schedule A - Information Concerning Directors, Vice-Presidents and Executive Officers of RadiSys Corporation are not eligible to be tendered in the offer to exchange.

      The following table sets forth the beneficial ownership of our executive officers, vice-presidents and directors of options outstanding as of July 30, 2003.

                                                                                   Number of Options
                                                                              to Purchase Common Stock on
Name and Principal Position                                                          July 30, 2003
-------------------------------------------------------------------           ---------------------------
Scott C. Grout                                                                         350,000
   President and Chief Executive Officer, Director
Ronald A. Dilbeck                                                                      247,741
   Chief Operating Officer
Julia A. Harper                                                                        122,500
   Chief Financial Officer
Keith Lambert                                                                          109,875
  Vice-President of Manufacturing Operations
Ted Ridgway                                                                             90,000
  Vice-President of Business Development
George Shenoda                                                                          75,000
  Chief Technical Officer
Richard Smith                                                                           97,300
  Vice-President of Quality and International Business Development
Fred Yentz                                                                             124,085
   Vice-President of Marketing, Business Development and Sales
C. Scott Gibson                                                                         80,000
  Chairman of the Board
James F. Dalton                                                                         27,500
  Director
Richard J. Faubert                                                                      50,000
  Director
Dr. William W. Lattin                                                                   20,000
  Director
Kevin C. Melia                                                                          15,000
  Director
Carl W. Neun                                                                            30,000
  Director
Jean-Pierre D. Patkay                                                                   50,000
  Director
Jean-Claude Peterschmitt                                                                35,000
  Director

      The following is a list of the stock and stock option transactions involving our executive officers, vice-presidents and directors during the 60 days prior to and including July 30, 2003:

                                          Grants                                     Exercises
                             ----------------------------------        --------------------------------------
                             Number of Shares          Exercise             Number of
                                Underlying            Price per               Shares                Value
Name                          Options Granted         Share ($)        Acquired on Exercise      Realized ($)
-------------------------    ----------------         ---------        --------------------      ------------
Kevin C. Melia                     15,000             $   14.09
James Dalton (A)                                                              10,000                $141,000
Ronald A. Dilbeck (B)                                                          5,000                $ 77,300

(A) On July 21, 2003, Mr, Dalton exercised 10,000 options with an exercise price of $10.00 per share. The fair market value of Radisys Common Stock on July 21, 2003 was $14.10 per share. Mr. Dalton sold these shares on July 21, 2003 in the open market.
(B) On July 30, 2003, Mr. Dilbeck exercised 5,000 options with an exercise price of $12.46 per share. The fair market value of RadiSys Common Stock on July 30, 2003 was $15.46 per share. Mr. Dilbeck sold these shares on July 30, 2003 in the open market.

      Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were affected during the 60 days prior to and including July 30, 2003 by RadiSys or, to the best of our knowledge, by any executive officer, vice-president, director or affiliate of RadiSys.

      12. Status of options acquired by us in the offer to exchange; accounting consequences of the offer to exchange.

      Eligible options we accept for exchange and acquire pursuant to the offer to exchange will be cancelled, and the shares subject to those options will be returned to the pool of shares available under the Incentive Plans. The new options will be granted under our 2001 Nonqualified Stock Option Plan. To the extent the shares underlying the cancelled eligible options granted under our Incentive Plans are not used in connection with the offer to exchange to grant the new options, they will be available for future grants.

      If we were to grant the new options under a traditional stock option repricing, in which an employee's eligible options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the eligible options accepted for exchange, we would be required, for financial reporting purposes to record, the non-cash accounting impact of fluctuations in our stock price as compensation expense for the new options issued under this offer to exchange until they were exercised, forfeited or terminated. By deferring the grant of the new options for at least six months and one day, we believe that we will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer to exchange.

      13. Legal matters; regulatory approvals.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer to exchange, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or taken or what the conditions imposed in connection with such approvals or actions would entail or whether the failure to obtain any such approval or take such other action would result in adverse consequences to our business. Our obligation under the offer to exchange to accept tendered eligible options for exchange and to issue new options for tendered eligible options is subject to the conditions described in Section 7 of this Offer to Exchange.

      Employees residing in Israel and The Netherlands are not eligible to participate in the offer to exchange. In addition, if we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the eligible options you tendered. The new option grant date is expected to be a date no earlier than March 1, 2004.

      14. Material U.S. federal income tax consequences; material non-U.S. tax consequences.

      Material U.S. federal income tax consequences. The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options pursuant to the offer to exchange. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee resident in Germany, Japan or the United Kingdom, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer to exchange under the laws of the country in which you reside.

      Option holders who exchange eligible options for new options should not be required to recognize income for U.S. federal income tax purposes either at the time the option holder agrees to exchange the option or at the time the new option is granted pursuant to the offer to exchange. We believe that the exchange will be treated as a non-taxable exchange.

      All new options will be granted as nonqualified stock options. When an option holder exercises the new option, the difference between the grant price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

      We will be entitled to a compensation deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

      We recommend that all option holders considering exchanging their eligible options meet with their own tax advisers with respect to the federal, state and local tax consequences of participating in the offer to exchange.

      If you are a resident of or are otherwise subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We urge you to consult your own tax advisor to discuss these consequences.

      Material non-U.S. tax consequences. Schedule B - Guide to International Issues provides general information regarding material non-U.S. tax consequences of the exchange of options pursuant to the offer to exchange. These summaries are based on each jurisdiction's current tax laws and regulations, all of which are subject to change, possibly on a retroactive basis. These summaries do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of option holders.

      We recommend that all option holders considering exchanging their eligible options meet with their own tax advisers with respect to the tax consequences of participating in the offer to exchange.

      If you are a resident of or are otherwise subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We urge you to consult your own tax advisor to discuss these consequences.

      15. Extension of offer; termination; amendment.

      We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer to exchange is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which the offer to exchange is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of eligible options until such extended Expiration Date. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Pacific Time (U.S.), on the next business day after the previously scheduled Expiration Date.

      We also expressly reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the offer to exchange and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer to exchange in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to exchange to option holders or by decreasing or increasing the number of options being sought in the offer to exchange.

      The minimum period during which the offer to exchange will remain open following material changes in the terms of the offer to exchange or in the information concerning the offer to exchange, other than a change in the consideration being offered by us or a change in the number of eligible options being sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in the offer to exchange or the consideration being offered by us for the eligible options in the offer to exchange, the offer to exchange will remain open for at least 10 business days from the date of notice of such modification. If any term of the offer to exchange is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer to exchange period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

      For purposes of the offer to exchange, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time (U.S.).

      16. Fees and expenses.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through the offer to exchange.

      17. Additional information.

      This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your eligible options:

      o our annual report on Form 10-K for our fiscal year ended December 31, 2002;

      o our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2003; and

      o our Form 8-K dated July 16, 2003, reporting Item 9; containing press release dated July 16, 2003 "Radisys Announces Q2 Results" and text of conference call held July 16, 2003.

      We hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer to Exchange and the Expiration Date of the offer to exchange. These include annual reports on Form 10-K, periodic reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

      Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124,
Attention: Brian Bronson, or telephoning Mr. Bronson at telephone number 503-615-1100.

      As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

      The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in the offer to exchange.

      18. Summary Financial Data .

      The following summary financial data should be read in conjunction with our historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual, quarterly and other reports filed by RadiSys Corporation. See "Additional information."

      The information for the two fiscal years in the period ended December 31, 2002 was derived from the audited consolidated financial statements included in RadiSys Corporation's Annual Report on Form 10-K. The RadiSys Corporation information for the three months ended March 31, 2003 was derived from the unaudited consolidated financial statements included in RadiSys Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

      On March 14, 2003, Radisys completed the sale of its Savvi business resulting in a loss of $4.3 million. As a result of this transaction, Radisys recorded $4.1 million in write-offs of goodwill and intangibles. The total $4.7 million loss from discontinued operations recorded for the three months ended March 31, 2003 includes the $4.3 million loss on the sale of the Savvi business as well as $393 thousand of net losses incurred by the business unit during the quarter, before the business unit was sold. The following summary historical financial data has been restated to reflect the effect of the discontinued operations.

(In thousands, except per share data)

                                                Three months ended
                                                     March 31,           Years Ended December 31,
                                                ------------------      --------------------------
                                                       2003                2002             2001
                                                       ----                ----             ----
Statement of Operations Data:
 Revenues......................................     $ 48,404            $200,087          $227,713
 Gross margin..................................       15,197              59,444            35,155
 Income (loss) income from operations..........          515             (3,740)          (57,852)
 Income (loss) before taxes and discontinued
    operations.................................          442             (4,481)          (59,989)
 Income (loss) from continuing operations......          433             (1,759)          (33,117)
 Discontinued operations, including tax
    benefit....................................      (4,679)             (1,546)           (1,369)
 Net (loss) income.............................      (4,246)             (3,305)          (34,486)
 Net income (loss) from continuing
    operations per common share:
       Basic ..................................         0.02              (0.10)            (1.92)
       Diluted ................................         0.02              (0.10)            (1.92)
 Net (loss) income per common share:
       Basic ..................................       (0.24)              (0.19)            (2.00)
       Diluted ................................       (0.24)              (0.19)            (2.00)
 Weighed average shares outstanding:
       Basic ..................................       17,673              17,495            17,249
       Diluted ................................       17,840              17,495            17,249

Balance Sheet Data:
     Working capital...........................     $115,377            $132,474          $141,940
     Total assets..............................      262,763             274,086           305,201
      Convertible notes and other long term
         obligations...........................       73,939              83,954           104,180
     Total liabilities.........................      113,392             121,285           154,490
     Total shareholders' equity................      149,371             152,801           150,711
     Book value per share......................      $  8.48             $  8.68           $  8.69

      19. Factors that may affect future results.

      The statements in this Offer to Exchange and the SEC reports referred to herein that are not historical statements contain "forward-looking statements." The company's statements concerning our expectations and goals for revenues, gross margin, research and development expenses, selling, general, and administrative expenses, the impact of our restructuring events on future revenues, the anticipated cost savings effects of our restructuring activities, and our projected liquidity are some of the forward-looking statements contained in this Offer to Exchange and the SEC reports referred to herein. In some cases, forward-looking statements can be identified by terms such as "may," "will," "should," "expect," "plans," "anticipate," "believe," "estimate," "predict," "potential," "continue," "the company's future success depends," "seek to continue," "its intent," "intends," the negative of these terms, or other comparable terminology. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company's or its industries' actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

      Although forward-looking statements help provide complete information about the company, you should keep in mind that forward-looking statements are only predictions and are inherently less reliable than historical information. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the risks outlined above under "Risks of Participating in the Offer to Exchange" and those listed under "Risk Factors" below and subsequently and previously filed reports. These risk factors may cause our actual results to differ materially from any forward-looking statement.

      Risk Factors.

      o We depend on the commercial systems, service provider systems and enterprise systems market in which demand can be cyclical and any inability to sell products to these markets could have a material adverse effect on our revenues.

      o Because of our dependence on certain customers, the loss of a top customer could have a material adverse effect on our revenues and profitability.

      o We derive a majority of our revenue from design wins which may be canceled or delayed, or could perform below original expectations which could have a substantial negative impact on our revenues and profitability.

      o Because of our dependence on a few suppliers or, in some cases, one supplier for some of the components we use in the manufacture of our products, a loss of a supplier or a shortage of any of these components could have a material adverse effect on our business or our financial performance.

      o Competition in the market for embedded systems is intense, and if we lose our competitive position, our revenues and profitability could decline.

      o Our international operations expose us to additional political, economic, and regulatory risks not faced by businesses that operate only in the United States.

      o If we are unable to generate sufficient income in the future, we may not be able to fully utilize our net deferred tax assets or support our current levels of goodwill and intangibles on our balance sheet.

      o Because we have material levels of customer specific inventory, a financial hardship experienced by our customers could have a material adverse impact on our profitability.

      o Our products for embedded computing applications are based on industry standards, which are continually evolving, and any failure to conform to these standards could have a substantial negative impact on our revenues and profitability.

      o If we are unable to protect our intellectual property, we may lose a valuable competitive advantage or be forced to incur costly litigation to protect our rights.

      o Our period-to-period revenues and operating results fluctuate significantly which may result in volatility in the price of our common stock.

      o Other risk factors include but are not limited to changes in the mix of products sold, regulatory and tax legislation, changes in effective tax rates, inventory risks due to changes in market demand or our business strategies, potential litigation and claims arising in the normal course of business, credit risk of customers and other risk factors.

      We do not guarantee future results, levels of activity, performance or achievements and do not assume responsibility for the accuracy and completeness of these statements. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

      20. Miscellaneous.

      We are not aware of any jurisdiction where the making of the offer to exchange is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer to exchange is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer to exchange will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your eligible options through the offer to exchange. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer to exchange other than the information and representations contained in this Offer to Exchange and in the related stock option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                               RadiSys Corporation

                                  July 31, 2003

                                   SCHEDULE A

              INFORMATION CONCERNING THE DIRECTORS, VICE-PRESIDENTS
                            AND EXECUTIVE OFFICERS OF
                               RADISYS CORPORATION

      The executive officers, vice-presidents and directors of RadiSys Corporation and their positions and offices as of July 31, 2003, are set forth in the following table:

         Name                                              Position
------------------------          ----------------------------------------------------------------
Scott C. Grout                    President and Chief Executive Officer, Director
Ronald A. Dilbeck                 Chief Operating Officer
Julia A. Harper                   Chief Financial Officer
Keith Lambert                     Vice-President of Manufacturing Operations
Ted Ridgway                       Vice-President of Business Development
George Shenoda                    Chief Technical Officer
Richard Smith                     Vice-President of Quality and International Business Development
Fred Yentz                        Vice-President of Marketing, Business Development and Sales
C. Scott Gibson                   Chairman of the Board
James F. Dalton                   Director
Richard J. Faubert                Director
Dr. William W. Lattin             Director
Kevin C. Melia                    Director
Carl W. Neun                      Director
Jean-Pierre D. Patkay             Director
Jean-Claude Peterschmitt          Director

      The address and telephone number of each director, vice-president and executive officer is c/o RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, 503-615-1100.

                                   SCHEDULE B

                          GUIDE TO INTERNATIONAL ISSUES

RadiSys Corporation
Option Exchange: A Guide to Issues in Germany

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. You also will be subject to social insurance contributions to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct (euro)154 per calendar year from the taxable amount because this income results from the purchase of stock in your employer's parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will not be subject to tax when you subsequently sell shares provided you own the shares for at least 12 months, do not own 1% or more of RadiSys' stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee). However, please note that proposed legislation in Germany may require you to pay tax upon any gain realized from the sale of shares (calculated as the sale proceeds less the fair market value of the underlying shares at exercise), regardless of your ownership of RadiSys' stated capital and how long the shares are held.

If you are subject to tax upon sale, you will be subject to tax on one-half of the gain as capital gain (less one-half of the sales related expenses). Furthermore, you will only be subject to tax if your total capital gain exceeds
(euro)512 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of (euro)512).

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of (euro)12,500 must be reported monthly. If you use a German bank to carry out the cross-border payment in excess of
(euro)12,500 in connection with the purchase or sale of RadiSys shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of (euro)5,000,000 on a monthly basis. Finally, you must report your holding annually in the unlikely event that you hold shares representing 10% or more of the total or voting capital of RadiSys.

RadiSys Corporation
Option Exchange: A Guide to Issues in Japan

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The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to income tax as a result of the exchange of an eligible option for a new option, although this result is not certain.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price. This gain likely will be treated as "remuneration income" (although the proper classification is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on gain at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). Please consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer will likely not be required to withhold income tax contributions when you exercise your option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the exercise of your option and the sale of shares.

Exchange Control Information

If you intend to acquire shares whose value exceeds (Y)100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. Please note that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

RadiSys Corporation
Option Exchange: A Guide to Issues in the United Kingdom

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The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax or National Insurance Contributions ("NICs") as a result of the exchange of an eligible option for the grant of a new option.

Grant of New Option

You will not be subject to tax or NICs when the new option is granted to you.

Exercise of New Option

You will be subject to tax when you exercise your new option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the option price (the "Spread"). Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the gain realized on exercise of your option and, therefore, for paying the income tax withheld to the UK Inland Revenue on your behalf. Your employer will inform you of how it intends to recoup the income tax that it pays on your behalf. If you fail to pay to your employer the income tax due within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This will give rise to a further income tax charge.

Subject to comments in the next paragraph, you will also be subject to the employees' portion of NICs on the Spread at exercise of your new option. With effect from 6 April 2003 employees' NICs are payable at the rate of 11% up to the upper earnings limit set for employees' NICs purposes and, in addition, 1% NICs will apply on earnings in excess of the upper earnings limit without limit.

If you were granted eligible options between 6 April 1999 and 19 May 2000 inclusive, which were underwater on 7 November 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of new options granted to replace those options. You should consult your tax advisor regarding whether favorable NICs treatment will apply to your new option.

Sale of Shares

When you sell your shares, you will be subject to capital gains tax. Your taxable gain will be calculated as the difference between (i) the sale proceeds and (ii) the exercise price paid for the shares plus the amount (if any) that was subject to tax at the time of exercise less any applicable costs of acquisition or disposal.

Please note that an annual exemption is available to set against total gains of (pound)7,900 for the tax year 6 April 2003 to 5 April 2004 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years that the shares are held and whether the shares qualify as business assets (which in turn depends on whether you continue to be employed by a RadiSys group company).

Withholding and Reporting

Your employer is required to withhold and report income tax and NICs on the Spread at exercise. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the deficiency. In addition, you will be responsible for paying any taxes owed as a result of the sale of the shares.

You will also be required to report the exercise of your options and the subsequent disposal of your shares on your annual UK Tax Return.

RadiSys Corporation
Option Exchange: A Guide to Issues in the United States

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The following is a summary of the material federal income tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the United States. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations, as of the date of the offer to exchange, all of which are subject to change. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the federal, state and local tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to U.S. federal income tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to U.S. federal income tax when the new option is granted to you.

Exercise of New Option

Your new option will be granted as a non-qualified stock option for U.S. tax purposes. When you exercise the new option, you will be subject to U.S. federal income tax on the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently dispose of the shares. Any gain or loss at disposition of the shares is treated as a capital gain or loss.

Withholding and Reporting

Any income recognized upon exercise of the new options will constitute wages for which withholding will be recognized. Your employer will be entitled to compensation deductions in the same amount as the income recognized by the optionee at exercise of the new options.

Possible Effect of Not Participating

There is a risk that any qualified stock options that you hold will be affected, even if you do not participate in the offer to exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer to exchange. We also believe that the offer to exchange will not change the U.S. federal income tax treatment of subsequent grants and exercises of your qualified stock options (called "incentive stock options" by the IRS) (and sales of shares acquired upon exercise of such options) if you do not participate. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We do not know, therefore, if the IRS will assert the position that our offer to exchange constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.